Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of April 21,2011 (the “Effective Date”, by and between Prime Global Capital Group Incorporated, a Nevada corporation (the “Company”), and Liong Tat Teh (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive has agreed to be employed bythe Company, in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and conditions contained in this Agreement, the Company and Executive agree as follows:

AGREEMENT

1.  Employment.

A.  Term.  The term shall commence on the Effective Date and shall expire on April 20, 2013, unless earlier terminated pursuant to the provisions set forth herein (the “InitialTerm”).The term of this Agreement shall automatically extend for subsequent one (1) year periods from and after the Initial Term (each, a “Renewal Term”, and together with the Initial Term, the “Term”), unless this Agreement is otherwise earlier terminated pursuant to the provisions set forth herein.

B.  Title and Duties.  Executive shall serve as the Chief Financial Officer (“CFO”) of the Company. The Executive will report to theChief Executive Officer (“CEO”) and such other officer of the Company as the Board of Directors of the Company (the “Board”) may determine from time to time.  As the CFO, Executive shall have the authority and duty to manage and oversee the financial affairs of the Company and shall have such other duties and responsibilities as the CEOshall determine, assign, or delegate from time to time during the Term.  Subject to the foregoing, Executive shall be subject to the overall supervision and policies of the Boardand the CEO. Executive agrees to devote hisprofessional skills on a full time basis to the business of the Company.  Executive shall perform hisduties faithfully and diligently.

2.  Compensation and Expenses.  Subject to Section 4, during the Term:

A.  Salary and Bonuses.  The Company shall pay to Executive in hisrole as the CFO of the Company an annual base salary of One Hundred Twenty Thousand Dollars (US $120,000).  The base salary shall be payable in shares of the Company’s common stock at a per share price equal to the volume weighted average closing price (or if no closing price is available, the average of the bid and asked prices per share reported on a consolidated basis on the principal stock exchange or market on which the security is then traded)of the Company’s common stock during the tentrading days immediately preceding the end of each fiscal quarter.  Such shares shall be delivered as soon as practicable after the end of each such fiscal quarter.  Executive shall also be eligible for bonus payments as the Board may determine in its sole discretion from time to time.  The Company shall withhold and deduct from all compensation payments made to Executive all payroll taxes and all other amounts required by federal, state or local laws, and any other deductions, which may be authorized by Executive.

B.  Health and other benefits.  The Company shall provide Executive with health, dental and or disability insurance coverages and such other benefits (including sick and personal days) afforded to other similarly situated senior executive employees of the Company as the Company may establish or determine from time to time.

C.  Vacation and Personal/Sick Days.  During the Term, Executive shall earn vacation time of ten (10) business days per year, in accordance with the Company's vacation policies.  Such vacation shall be taken at such time or times during the applicable year as may be mutually agreed upon by Executive and the President, subject to Executive's submission of an advance notice of such vacation.  Executive shall also be entitled to fourteen (14) sick days and ten (10) personal days on an annual basis, which shall accrue in accordance with the Company’s policies.

D.  Business expenses.The Company agrees to reimburse Executive for all reasonable and documented business-related expenses actually incurred in connection with the performance of his duties hereunder and submitted to the Company in compliance with such policies and procedures as the Company may establish from time to time.  Notwithstanding the foregoing, Executive shall not incur any individual expense in excess of Five ThousandDollars (US $5000) without the prior approval of the CEO.

3.  Termination of Employment.  The Term shall terminate upon the earlier to occur of the following:

A.  After the Initial Term, upon the delivery of sixty(60) days prior written noticeby either party to the other.

B.  Immediately and automatically (without the requirement of further action by the parties) upon the death of Executive.

C.  Immediately upon written notice from the Company to Executive that his employment is being terminated as a result of the permanent disability of Executive.  Executive shall be considered permanently disabled if, for a period offorty-five(45) consecutive days, or ninety (90) days during any one (1) year period, Executive, as a result of a physical or mental disability, is incapable, after reasonable accommodation, of performing his duties under this Agreement on a permanent, full-time basis.  In the event of a dispute as to whether Executive is permanently disabled, the Company may at its expense refer the matter to a mutually acceptable licensed practicing physician, and Executive agrees to submit to such tests and examinations as such physician shall deem appropriate;

D.  Immediately upon written notice from the Company to Executive that hisemployment is being terminated for “Cause.”  As used herein, for “Cause” means a termination of Executive’s employment by the Company due to:

(1) Executive’s continued gross negligence and or willful misconduct in the performance of his duties (including but not limited tofraud or deceit, continued failure to comply with the reasonable and lawful directives of the Board or the Chief Executive Officer, continued material violation of the Company’s policies or law or regulation applicable to the business of the Company or of its affiliates, or excessive absenteeism);

(2) the indictment or conviction (by trial, upon a plea or otherwise) of Executive, or the admission of guilt by Executive, of a felony or a crime involving moral turpitude or any other act of dishonesty, fraud or deceit that is punishable by imprisonment of thirty (30) days or more, provided, however, that nothing in this Agreement shall obligate the Company to pay any compensation or benefits during any period that Executive is unable to perform his duties hereunder due to any incarceration, and also provided, however, that nothing shall prevent Executive’s termination under another section of this Agreement if it provides independent grounds for termination;

(3) a breach of fiduciary duty to the Company;

(4) a material breach of this Agreement (including without limitation, a breach of Section5); or

(5)  any breach of this Agreement which has not been cured within thirty (30) days of receipt of written notice thereof, or with respect to breaches that reasonably cannot be cured within a thirty (30) day period, the failure to commence good faith efforts to cure such breach within such thirty (30) day period.

4.  Effect of Termination.

A.  Whether termination is initiated by Company, Executive, or both, Executive shall return all property of Company, includingall Company equipment in Executive's possession, all Company keys and credit cards, all originals and copies of Company books, manuals, records, reports, notes, contracts, customer lists and Confidential Information, including items saved on computer hard drives, disks, flash drives, CD ROMS, tapes, back-up tapes, DVDs and all other types of recordings.In addition, Executive shall not retain any copies, abstracts or other physical embodiment of any Confidential Information.

B.  Upon a termination of this Agreementfor any reason, the Company shall pay Executive the following:

(i)  Executive's pro-rated salary, benefits and bonus payments through the date of termination;

(ii)  unused, accrued vacation and sick and personal days through the date of termination; and

(iii)  reimbursement of any business expensesincurred in accordance with Paragraph 2.D above and which have not been previously reimbursed.

C.  The Company shall have no obligation to pay any further compensation or benefits to Executive, his estate, beneficiaries, heirs, assigns or representatives. Upon termination of Executive's employment for any reason, Executive shall be deemed to have automatically (without any further action on the part of any party hereto) resigned from any and all offices and directorships then held with Company, its affiliates or subsidiaries.

5.  Covenants of Executive.

A.  Non-competition.  Executive covenants and agrees, that during the Termand for a period of one (1) year thereafter (the “Restrictive Period”), he shall not, either directly or indirectly engage in any Competitive Activity in any jurisdiction in which the Company operates or intends to operate.  For purposes of this covenant not to compete, “Competitive Activity” means:  (a) providing services to any business that primarily or substantially engages in any aspect of the Company’s business as then currently operated or contemplated or any discrete or identifiable portion or division of any business where such portion or division engages primarily or substantially in any aspect of the Company’s business as then currently operated or contemplated (collectively, the “Business”), in any capacity, including, but not limited to, as a principal, or on hisown account, or solely or jointly with others as a director, officer, member, manager, agent, employee, security holder, independent contractor, consultant, partner, trustee or beneficiary of a trust, or stockholder or limited partner; (b) investing in, lending credit or money to, managing, operating or controlling, in any way, any person that engages in any aspect of the Business; (c) knowingly engaging or participating in any effort or act to compete with the Company in any aspect of the Business; or (d) otherwise knowingly lending or allowing hisskill, knowledge or experience to be used for any of the foregoing activities.  Notwithstanding the foregoing, it shall not constitute “Competitive Activity” for the Executive to become the registered or beneficial owner of up to one percent (1%) of any class of the capital stock of a competing publicly traded company, provided that Executive does not actively participate in the business of such company until such time as this covenant not to compete has expired.

B.  Confidentiality.  Executive covenants as follows:

(i) “Confidential Information” includes, but is not limited to, matters of a business nature such as trade secrets, information about procurement, finances, costs and profits, business plans, marketing and advertising plans and strategies, plans of the Company to expand its business, personnel information, records, and/or other confidential or proprietary information belonging to the Company or relating to the Business of the Company.

(ii) Executive agrees to hold and safeguard all Confidential Information in trust for the Company, and agrees that it will not, without the prior written consent of the Company, use, misappropriate or disclose or make available to anyone for use outside of the Company or not for the benefit of the Company, at any time, any Confidential Information.  Notwithstanding the foregoing, Executive may disclose Confidential Information if such information becomes publicly known without fault of the Executive, or where the Executive is obligated to disclose such information by operation of law; provided, however, that if the Executive receives a subpoena or other legal process, or otherwise receives a legally-binding request (whether voluntary or involuntary) from a third party, the response to which reasonably could result in the disclosure of Confidential Information, he shall provide notice thereof to the Company within two (2) business days of such subpoena, legal process or request.  The Executive’s obligations under this Section 5.B(ii) with respect to the Confidential Information, including, but not limited to, their notice obligations hereunder, will survive expiration or termination of this Agreement.

(iii) All records, files, lists, drawings, documents, manuals, policies, models, brochures, written methodologies, operating procedures, equipment, software or intellectual property relating to the business of the Company shall be promptly returned to the Company upon the Company’s request.

C.  Non-Solicitation.  Executive shall not, during the Restrictive Period, induce or attempt to induce any contractors, employees or representatives of  the Company (or any of their respective affiliates engaged in the Business) to (a) stop or otherwise limit working for, contracting with or representing the Company or any of their respective affiliates with respect to the Business or (b) work for, contract with or represent any business that is directly or indirectly competitive with the Company or any of their operations.  Executive shall not, during the Restrictive Period, induce or attempt to induce any customer the Company (or those of any of its affiliates engaged in the Business) to (x) stop or otherwise limit contracting or conducting business with the Company or any of their respective affiliates with respect to the Business or (y) contract or conduct business with any business that is directly or indirectly competitive with the Company or any of their operations.

D.  Ownership of Intellectual Property.

Each Employee Invention will belong exclusively to the Company. Executive acknowledges that Employee Inventions are works made for hire and are the property of the Company, including any copyrights, patents or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, Executive hereby assigns to the Company all of Executive’s right, title and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Employee Inventions.  Executive covenants that he will promptly:

(i)  disclose to the Company in writing any Employee Invention;

(ii)  assign to the Company, at the Company’s cost and request and without additional compensation, all of Executive’s rights to Employee Inventions for the United States of America and all foreign jurisdictions;

(iii)  execute and deliver to the Company, at the Company’s cost, such applications, assignments and other documents as the Company may reasonably request in order to apply for and obtain copyrights, patents or other registrations with respect to any Employee Invention in the United States of America and any foreign jurisdictions;

(iv)  sign all other papers necessary to carry out the above obligations; and

(v)  give testimony and render at no expense to Executive any other assistance in support of the Company’s rights to any Employee Invention.

“Employee Invention” means any idea, discovery, concept, invention, technique, modification, process or improvement (whether or not patentable) and any work of authorship (whether or not copyright protection may be obtained therefor) created, conceived or developed by Executive, either solely or in conjunction with others, during the Term or during any period in which Executive was employed or otherwise engaged by the Company, that relates in any way to, or is useful in any manner in, the Business (as then being conducted or proposed to be conducted by the Company), and any such item created by Executive, either solely or in conjunction with others, following termination of Executive’s employment with the Company, that is based upon or uses Confidential Information.

E.  Notification.  Within ten (10) days after accepting any other employment, Executive will give notice to the Company of the identity of Executive’s new employer for the sole purpose of enabling the Company to notify such new employer that Executive is bound by this Agreement.

F.  Equitable Relief.  Executive hereby acknowledges that the provisions of Section 5 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such provisions would result in irreparable injury to the Company.  In the event of a violation of any of the provisions of Section 5, Executive further agrees that the Company shall, in addition to all other remedies available to it, be entitled to equitable relief by way of injunction and any other legal or equitable remedies.

6.  General Provisions.

A.  Arbitration.  Any controversy or claim arising out of or in relation to this Agreement or the validity, construction or performance of this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the rules and procedures of the American Arbitration Association, applicable to employment disputes, as said rules may be amended from time to time with rights of discovery if requested by the arbitrator.  Such rules and procedures are incorporated and made a part of this Agreement by reference.  The parties shall have the right to engage in pre-hearing discovery in connection with such arbitration proceedings.  The parties agree hereto that they will abide by and perform any award rendered in any arbitration conducted pursuant hereto, that any court having jurisdiction thereof may issue a judgment based upon such award that that the prevailing party in such arbitration and or confirmation proceeding shall be entitled to recover its or hisreasonable attorneys' fees, expenses and other costs incurred in such proceeding in addition to any other relief to which such party may be entitled.  The arbitration will be held in Kuala Lumpur, Malaysia.  Any arbitration award shall be final, binding and non-appealable.

B.  No Prior Employment Restrictions.  Executive warrants that the Executive is not restricted by any restrictive covenant or confidentiality agreement of any type or nature from any prior employment from performing any of the duties required by this Agreement.  Executive agrees that he will not improperly use or disclose confidential information or trade secrets of any prior employer or third person or bring onto the Company’s premises any confidential information or trade secrets belonging to any prior employer or third person unless Executive has received the prior written consent of such prior employer or third party.

C.  Assignment.  This Agreement is personal to Executive and shall not be assigned by Executive.  Any such attempted assignment shall be null and void.

D.  Successors.  This Agreement shall inure to the benefit and be binding upon Company and its subsidiaries, successors, and assigns and any person acquiring, whether by merger, consolidation, purchase of assets, or otherwise, all or substantially all of Company's assets.

E.  Waiver.  No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right.  No waiver of any provision of this Agreement, or consent to any departure by either party from any provision of this Agreement, shall be effective unless it is in writing, designated a waiver, and signed by the party waiving the right.  Such a waiver shall be effective only in the specific instance and for the specific purpose for which it is given.

F.  Severability.  The provisions of this Agreement are divisible.  If any provision shall be deemed invalid or unenforceable, the provision shall be deemed limited to the extent necessary to render it valid and enforceable and the remaining provisions of this Agreement shall continue in full force and effect without being impaired or invalidated in any way.

G.  Amendment.  This Agreement may not be altered or amended except in a writing signed by both Executive and the Company, following approval of the Board.

H.  Construction.  The captions used in connection with this Agreement are for reference purposes only and shall not be construed as part of this Agreement.  This Agreement shall be deemed to have been jointly drafted by the parties, and shall not be construed against any party.  The captions of the sections of this Agreement are for reference only and are not to be construed in any way as a part of this Agreement.

I.  Governing law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflict of law rules or principles.

J.  Entire Agreement.  This Agreement supersedes all prior agreements, understandings, and communications between Executive and the Company, whether written or oral, express or implied, relating to the subject matter of this Agreement, and is intended as a complete and final expression of the terms of the Agreement between Executive and the Company.  The parties agree that neither they nor anyone acting on their behalf made any agreements, promises, or representations other than those set forth in this Agreement.

K.  Survival.  The provisions of Sections 4 through and including 6 of this Agreement shall survive the expiration or earlier termination of this Agreement.

L.  Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one and the same instrument.The parties hereto agree to accept a facsimile transmission copy of their respective actual signatures as evidence of their actual signatures to this Agreement and any modification or amendment of this Agreement.

M.  Notice.  Any notice provided for in this Agreement must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified first class mail, prepaid with return receipt requested, (iii) sent by a recognized overnight courier service or (iv) sent by facsimile with a machine generated confirmation, to the recipient at the address indicated below:

If to Executive: Liong Tat Teh _________________________ _________________________ Facsimile: _________________	If to the Company: Prime Global Capital Group Incorporated 11-2, Jalan 26/70A, Desa Sri Hartamas 50480 Kuala Lumpur, Malaysia Attn: Chief Executive Officer Facsimile:603-6201-3226

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given on the earlier to occur of (a) the date such notice is received, (b) three (3) days after the date of mailing if sent by certified or registered mail, (c) one (1) day after the date such notice is delivered to the overnight courier service if sent by overnight courier, or (d) the next business day following transmission by facsimile.

N.  Acknowledgment by Executive.  Executive acknowledges and represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement, and that he understands its terms.  Executive acknowledges that prior to assenting to the terms of this Agreement he has been given a reasonable time to review it, to consult with counsel of his own choice, to negotiate at arm's length with Company as to its terms and contents and is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

/s/ Liong Tat Teh
Liong Tat Teh

PRIME GLOBAL CAPITAL GROUP INCORPORATED,a Nevada corporation

By:	/s/ Weng Kung Wong
Weng Kung Wong
Chief Executive Officer

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT
LIONG TAT TEH